EXHIBIT 99.2


                    Global Crossing Continues Streamlining,
             Cost Reductions, and Operational Turn-Around; First
                  Quarter Preliminary Performance On Target

o Over sixty potential investors expressed interest while Global Crossing continued implementation of business integration and cost reduction initiatives.

o First quarter performance in line with targets presented to creditors.

o Cash approximately $894 million (excluding Asia Global Crossing) at the end of March.

o Approximately 475 new service agreements signed during the first quarter.

o Customer service and network availability earn high marks in third party surveys.

o 40% growth in Voice over IP; global voice network grows to over 4 billion minutes a month.

FOR IMMEDIATE RELEASE: WEDNESDAY, MAY 8, 2002

MADISON, N.J. - Global Crossing, which earlier this year announced plans to streamline operations, reduce costs and optimize cash as part of a turn-around strategy, released an update on business performance today as part of its continued restructuring efforts.

"'On March 8th, we released information describing our plans to restructure and streamline our business operations," said John Legere, chief executive of Global Crossing. "As part of this turn-around strategy we made a commitment to keep our customers, employees and the business community updated on the state of our business. We continue to fulfill that commitment, and are pleased to report today that Global Crossing's overall performance for the first quarter of 2002 was well in line with the goals contained in the operating plan that we had previously presented to our creditors. We said we would aggressively restructure costs and cash management and we did so - without compromising service or quality."

For continuing operations in the first quarter of 2002, Global Crossing expects to report consolidated revenue of approximately $788 million, including service revenue of approximately $754 million. Excluding Asia Global Crossing and reflecting certain eliminations and adjustments, these amounts were approximately $768 million for revenue and $736 million for service revenue. Figures from continuing operations exclude Global Marine. (These figures should be read in conjunction with the Notes appearing below).

In addition, Global Crossing expects to report a cash balance as of March 31, 2002 of approximately $894 million which includes $485 million unrestricted cash, $335 million restricted cash and $74 million from Global Marine. This number excludes $350 million of Asia Global Crossing cash. These cash balance amounts represent preliminary Generally Accepted Accounting Principles (GAAP) book balances as of March 31, 2002.

Yesterday, Global Crossing filed its Monthly Operating Report (MOR) for the month ended March 31, 2002 with the United States Bankruptcy Court for the Southern District of New York. In addition, the MOR will be attached as an exhibit to a Current Report on Form 8-K that will be filed with the United States Securities and Exchange Commission (SEC).


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STATUS OF REORGANIZATION

Global Crossing continues to work with creditors and potential investors to develop a plan of reorganization to be filed with the Bankruptcy Court to restructure approximately $8 billion of claims against those Global Crossing companies that filed for chapter 11 protection. More than sixty potential new investors have expressed interest. Global Crossing does not expect that any plan of reorganization, if and when approved by the Bankruptcy Court, would include a capital structure in which existing common or preferred equity would retain any value.

RETAINING CUSTOMERS, WINNING NEW CONTRACTS

During the quarter, Global Crossing's resources and personnel were primarily focused on ensuring that existing customers were satisfied and continued to turn to Global Crossing for additional services.

In addition to maintaining a steady base of existing customer business, Global Crossing signed approximately 475 new service agreements during the period, including both renewals and new business. Included are Convergia, a new carrier customer announced earlier this week, and FAPESP, the largest research network in Brazil, which chose Global Crossing to provide an ExpressRoute IP-VPN solution between Brazil and the United States. Global Crossing also announced during the quarter network service agreements with Agnostic Media, Club Med, Washingtonpost-Newsweek Interactive, Jabil, NBC News Channel, DANTE, Nextel Argentina, and ABZ Ingenieros. Global Crossing also signed renewal contracts during the quarter with Techtel, Radiant, OPEX and CNBC Europe.

"In a very difficult market and during a very challenging time for Global Crossing, our sales teams and sales support personnel kept their focus on ensuring that our existing customers were well served and satisfied," noted Mr. Legere. "This effort paid off in our low customer turn-over rate and high number of renewed contracts. As we predicted, new sales slowed on a relative basis during our restructuring effort; however, we are very pleased to have signed up some valuable new customers. We appreciate the support of our customers, existing and new, and would like to publicly thank our employees who have worked so diligently to ensure customer satisfaction."

NETWORK PERFORMANCE, PRODUCT PERFORMANCE

Yesterday, Global Crossing announced that traffic on its global voice network surpassed 4 billion minutes per month on average during the first quarter. Nearly 25% of those minutes were packet-based Voice Over IP (VoIP) calls on what is believed to be the world's most extensive commercial VoIP network. This represented approximately 40% growth compared to the previous quarter with over 900 million VoIP minutes logged in March.

Yesterday, Global Crossing also released results from Atlantic ACM's Annual "2002 Wholesale Carrier Report Card" survey. The telecommunication analyst firm's annual survey asked six hundred wholesale customers to rate carriers on billing, provisioning, network, customer service, products, and pricing for 2001. Global Crossing's scores displayed a dramatic, 31% year over year improvement in network availability, a category that includes both geographic reach and available capacity.

Today Global Crossing announced that the IP network Global Crossing provides to one of its customers - SurfNet based in The Netherlands - was named the world's fastest by Internet2, a not-for-profit consortium being led by over 190 universities working in partnership with industry and government to develop and deploy advanced network applications and technologies.


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Global Crossing's sub-sea and terrestrial transport, data and voice network performance remained at peak levels throughout the first quarter, with network availability running consistently above the 99.99% mark.

"Far from standing still during this period, our dedicated employees have enabled us to restructure without compromising our service levels and network performance - in fact, service and quality have continually improved during this period," said Mr. Legere. "In particular, we were extremely pleased to see the growth in VoIP usage as we continue to convert those 4 billion minutes per month into an increasing percentage of VoIP minutes. The convergence of voice, data and video into streamlined data applications over a unified protocol illustrates the true potential of our global fiber optic network. The record we broke in March was an exciting milestone for Global Crossing."

Global Crossing also noted that several product enhancements were launched during the first quarter. Enhancements included:

o FreeIPdb, a free software tool that can help manage and assign Internet Protocol (IP) address space to customers more efficiently;

    o Direct Dial Services, an enhanced voice service that delivers high-quality international and national long distance voice connections to 240 countries over Global
       Crossing's secure fiber optic network; and,

    o IP Origination, which provides wholesale customers with an IP-to-IP interface for voice services via access to Global
       Crossing's Voice over IP (VoIP) network.

     In addition, Global Crossing expanded two services into new regions:

    o Carrier Outbound Services, which provides complete global termination capabilities for facilities-based carriers to more than 450 destinations, was introduced in Latin America; and,

    o Ready-Access Global 800 Service expanded its toll-free reservationless audio conferencing offering to more than 60 countries worldwide.

OPERATIONAL IMPROVEMENTS, SIGNIFICANT COST REDUCTIONS

Global Crossing implemented several efficiency measures during the first quarter of 2002, including voluntary and involuntary layoffs totaling approximately 2,000 employees, real estate consolidations, and process improvements. These initiatives are expected to enable Global Crossing to cut operating expenses (excluding Asia Global Crossing) by 42 percent to approximately $900 million in 2002, as compared to $1,550 million reported in 2001. Global Crossing forecasts the annual run-rate for operating expense to come in at $720 million by the end of 2002. Office consolidations alone are estimated to save Global Crossing over $100 million in 2002. Total costs in 2001 ran over $300 million. By the end of March 2002, 181 offices had been closed; 217 offices are expected close by year-end, effecting ongoing annualized savings of approximately $121 million.

"These cost-cutting initiatives are part of an effort to streamline business operations that will prove important as Global Crossing emerges at the end of the restructuring process as a lean, healthy, globally competitive data communications provider. We were able to reduce operating costs significantly during the first quarter, although the choices were often difficult," explained Mr. Legere. "We realize this has been a painful time for former employees, and a challenging time for those employees who remain in place and continue to work harder than ever to turn our business around."

"Global Crossing is leading the way for recovery in the telecommunications sector," concluded Mr. Legere. "By focusing on our customers, concentrating on our service


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offerings, and carefully controlling our costs, we're building a formidable operation in preparation for our successful restructuring."

BOARD OF DIRECTORS UPDATE

Global Crossing announced today that Joseph P. Clayton has resigned from its board of directors due to the demands of his other professional responsibilities. On April 8, 2002 Global Crossing announced three new board members:

    o Alice T. Kane, a consultant for investment banking firm Blaylock & Partners, L.P. and former chairman and president of three mutual fund and variable annuity businesses within American International Group;

    o Jeremiah D. Lambert, formerly a senior partner with the law firm of Shook, Hardy & Bacon L.L.P.; and

o Myron E. "Mike" Ullman, III, a former director general of LVMH and former chairman of the Board of DeBeers LV.


NOTES

The estimates of revenue, service revenue and cash balances are preliminary and unaudited and have not been reviewed by Global Crossing's independent public accountants. On April 2, 2002 Global Crossing announced that the filing with the SEC of its 2001 Annual Report on Form 10-K would be delayed pending investigations by a special committee of its board of directors, by the SEC and by the U.S. Attorney's Office for the Central District of California into allegations regarding Global Crossing's accounting and financial reporting practices made by a former employee. Among these allegations are claims that Global Crossing's accounting for purchases and sales of fiber optic capacity and services with its carrier customers has not complied with GAAP. Until it prepares its 2001 financial statements, completes the related Form 10-K disclosures and receives an audit report, Global Crossing will be unable to file its 2001 Annual Report on Form 10-K or to file subsequent quarterly reports on Form 10-Q.

"Service revenue" refers to Revenue less (i) revenue recognized immediately for circuit activations that qualified as sales-type leases and (ii) revenue recognized due to the amortization of IRUs sold in prior periods and not recognized as sales-type leases.

About Global Crossing

Global Crossing provides telecommunications solutions over the world's first integrated global IP-based network, which reaches 27 countries and more than 200 major cities around the globe. Global Crossing serves many of the world's largest corporations, providing a full range of managed data and voice products and services. Global Crossing operates throughout the Americas and Europe, and provides services in Asia through its subsidiary, Asia Global Crossing.

On January 28, 2002, Global Crossing and certain of its affiliates (excluding Asia Global Crossing and its subsidiaries) commenced Chapter 11 cases in the United States Bankruptcy Court for the Southern District of New York and coordinated proceedings in the Supreme Court of Bermuda. On the same date, the Bermuda Court granted an order appointing joint provisional liquidators with the power to oversee the continuation and reorganization of the Bermuda-incorporated companies' businesses under the control of their boards of directors and under the supervision of the U.S. Bankruptcy Court and the Supreme Court of Bermuda. On April 23, 2002, Global Crossing commenced a Chapter 11 case in the United States Bankruptcy Court for the Southern District of New York for its affiliate, GT UK, Ltd.

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Please visit www.globalcrossing.com or www.asiaglobalcrossing.com for more information about Global Crossing and Asia Global Crossing.

                                     # # #

Statements made in this press release that state the Global Crossing's or management's intentions, beliefs, expectations, or predictions for the future are forward-looking statements. Such forward-looking statements are subject to a number of risks, assumptions and uncertainties that could cause Global Crossing's actual results to differ materially from those projected in such forward-looking statements. These risks, assumptions and uncertainties include: the impact of Global Crossing's bankruptcy proceedings on sales, customer and employee retention, supplier relationships and operations; the ability to complete systems within currently estimated time frames and budgets; the ability to compete effectively in a rapidly evolving and price competitive marketplace; possible reductions in demand for our products and services due to competition changes in industry conditions; changes in the nature of telecommunications regulation in the United States and other countries; changes in business strategy; the successful integration of acquired businesses; the impact of technological change; and other risks referenced from time to time in Global Crossing's filings with the Securities and Exchange Commission.

CONTACT GLOBAL CROSSING:
Press Contact
Cynthia Artin
+1 973-410-8820
Cynthia.Artin@globalcrossing.com

Becky Yeamans
+ 1 973-410-5857
Rebecca.Yeamans@globalcrossing.com

Tisha Kresler
+ 1 973-410-8666
Tisha.Kresler@globalcrossing.com

Teresa Mueller
Latin America
+ 1 305-808-5947
Teresa.Mueller@globalcrossing.com

Mish Desmidt
Europe
+44 (0) 7771-668438
Mish.Desmidt@globalcrossing.com

Analysts/Investors Contact
Ken Simril
+ 1 310-385-3838
investors@globalcrossing.com



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